Exhibit 99.1

News Release	For immediate release Page 1 of 2

Zix Corporation Completes $20 Million Private Placement

Funds will enable continued strength in secure e-messaging and e-prescribing markets, helping company move toward cash flow breakeven

DALLAS — Nov. 02, 2004 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced that it has raised an aggregate of $20 million in cash in a private placement transaction consisting of $20 million in convertible notes and related warrants.

“This transaction enhances our financial position, helps us maintain leadership in both the communications protection and care delivery markets, and enhances our cash position as we progress on a timeline toward cash flow breakeven,” said John A. Ryan, chairman and chief executive officer for ZixCorp. “With the Security Rule deadline of HIPAA coming in April, and the increased attention on greater efficiency and cost containment in healthcare in general, we expect to see continued momentum in our business. These new funds will provide us with the ability to focus on increasing our market share for a solid future.”

The convertible notes bear interest at the six-month LIBOR rate plus 300 basis points (currently approximately 5.3 percent). The interest on the notes is payable quarterly in cash or company common stock, at the company’s election.

The note holders have the right at any time to convert the notes into shares of the company’s common stock at a conversion price of $6.00 per share. The company has the right to force the conversion of the notes if the company’s common stock trades above $11.00 for specified periods. The notes are initially convertible into 3,333,333 shares of the company’s common stock. As part of this placement, the note holders received immediately exercisable five-year warrants to purchase 1,000,000 shares of the company’s common stock at an exercise price per share of $6.00.

Unless previously converted, the principal under the notes is payable in four annual installments of $5.0 million each, beginning November 2005. The company may prepay the notes at any time, provided certain conditions are met.

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www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Completes $20 Million Private Placement	Page 2 of 2

General Terms
The notes are secured by cash that is held in a segregated account. Fifty percent of the principal amount owing under the notes is required to be held in the segregated account.

The company is required to register with the Securities and Exchange Commission (SEC) the common stock shares issuable upon conversion of the notes and exercise of the related warrants plus an estimated number of company common stock shares potentially issuable in respect of accrued interest on the notes.

The company expects its out-of-pocket expenses associated with completing this financing transaction to approximate $1.1 million. Rodman & Renshaw, LLC served as the exclusive placement agent for the transaction.

The company will file a Form 8-K with the SEC by Nov. 4, 2004, relating to this financing transaction, which will include copies of the executed documents.

About Zix Corporation
Zix Corporation (ZixCorp®) is a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption, e-prescribing, and electronic lab orders and results. ZixCorp helps organizations of any size to streamline operations, reduce risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

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ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-735, invest@zixcorp.com

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070